EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 31, 2009, relating to the financial statements and financial statement schedule of Onvia, Inc. appearing in the Annual Report on Form 10-K of Onvia, Inc. for the year ended December 31, 2008.

/s/ Deloitte & Touche LLP

Seattle, Washington

August 21, 2009